Exhibit 99.1
First Western Reports First Quarter 2023 Financial Results
First Quarter 2023 Summary
•Net income available to common shareholders of $3.8 million in Q1 2023, compared to $5.5 million in Q4 2022 and $5.5 million in Q1 2022
•Diluted EPS of $0.39 in Q1 2023, compared to $0.56 in Q4 2022 and $0.57 in Q1 2022
•Book value per common share decreased slightly to $25.22, or 0.6%, from $25.37 as of Q4 2022, which included a $0.56 per share decrease as a result of the adoption of CECL on January 1, 2023. Book value per commons share was up 6.5% from $23.68 as of Q1 2022
•$1.5 billion of readily available liquidity funding sources as of Q1 2023
•Total deposits decreased slightly to $2.39 billion, or 0.6%, from $2.41 billion as of Q4 2022, and were up 5.3% from $2.27 billion as of Q1 2022
Denver, Colo., April 27, 2023 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the first quarter ended March 31, 2023.
Net income available to common shareholders was $3.8 million, or $0.39 per diluted share, for the first quarter of 2023. This compares to $5.5 million, or $0.56 per diluted share, for the fourth quarter of 2022, and $5.5 million, or $0.57 per diluted share, for the first quarter of 2022.

Scott C. Wylie, CEO of First Western, commented, “First Western continues to be a source of stability and strength for our clients, as we have throughout our history. As part of our prudent approach to risk management, we have built a highly diversified client base with no meaningful concentrations in any particular industry or asset class. Our diversified and granular deposit base has helped us to avoid the concentration risk that has led to the recent troubles seen at other banks, and during the month of March, we had an increase in total deposits.

“The fundamentals of our franchise remain very strong with high levels of capital and liquidity, a stable deposit base, exceptional asset quality, and an extremely low level of unrealized losses in our securities portfolio. While prudent risk management will remain our top priority during this period of economic uncertainty, we believe the strength of the balance sheet and franchise we have built will provide us with opportunities to add new clients who are looking to move to a stronger financial institution, which will contribute to our continued long-term profitable growth and additional value creation for our shareholders,” said Mr. Wylie.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022
Earnings Summary
Net interest income	$19,560	$21,842	$18,495
(Release) provision for credit losses(1)	(310)	1,197	210
Total non-interest income	5,819	6,561	8,389
Total non-interest expense	20,528	19,905	19,358
Income before income taxes	5,161	7,301	7,316
Income tax expense	1,341	1,830	1,792
Net income available to common shareholders	3,820	5,471	5,524
Adjusted net income available to common shareholders(2)	3,847	5,617	5,922
Basic earnings per common share	0.40	0.58	0.59
Adjusted basic earnings per common share(2)	0.40	0.59	0.63
Diluted earnings per common share	0.39	0.56	0.57
Adjusted diluted earnings per common share(2)	0.39	0.58	0.61

Return on average assets (annualized)	0.54%	0.79%	0.85%
Adjusted return on average assets (annualized)(2)	0.55	0.82	0.92
Return on average shareholders' equity (annualized)	6.40	9.17	9.98
Adjusted return on average shareholders' equity (annualized)(2)	6.45	9.41	10.70
Return on tangible common equity (annualized)(2)	7.35	10.48	11.57
Adjusted return on tangible common equity (annualized)(2)	7.41	10.76	12.41
Net interest margin	2.93	3.30	3.03
Efficiency ratio(2)	78.29%	67.66%	69.68%
____________________
(1) Provision for credit loss amounts for periods prior to the ASC 326 adoption date of January 1, 2023 are reported in accordance with previously applicable GAAP.
(2) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the First Quarter 2023
Revenue
Gross revenue (1) was $26.1 million for the first quarter of 2023, a decrease of 10.1% from $29.0 million for the fourth quarter of 2022. Relative to the first quarter of 2022, gross revenue decreased 3.1% from $26.9 million for the first quarter of 2022. The decreases were primarily driven by an increase in the cost of interest-bearing liabilities, partially offset by growth in interest-earning assets.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Income
Net interest income for the first quarter of 2023 was $19.6 million, a decrease of 10.4% from $21.8 million in the fourth quarter of 2022. The decrease was due to higher interest expense driven primarily by higher deposit costs, offset partially by higher interest income.

Relative to the first quarter of 2022, net interest income increased 5.8% from $18.5 million. The year-over-year increase in net interest income was due to an increase in Interest and fees on loans resulting from year over year loan growth and higher loan yields, offset partially by higher balances and rates on deposits and borrowings. The increase in average interest-earning assets was driven by growth in average loans of $556.9 million compared to March 31, 2022, resulting from organic loan growth.
Net Interest Margin
Net interest margin for the first quarter of 2023 decreased 37 basis points to 2.93% from 3.30% reported in the fourth quarter of 2022, primarily due to an 80 basis point increase in average cost of deposits, driven by a rising rate environment and a highly competitive deposit market.
The yield on interest-earning assets increased 30 basis points to 5.20% in the first quarter of 2023 from 4.90% in the fourth quarter of 2022 and the cost of interest-bearing deposits increased 87 basis points to 2.94% in the first quarter of 2023 from 2.07% in the fourth quarter of 2022.
Relative to the first quarter of 2022, net interest margin decreased from 3.03%, primarily due to a 209 basis point increase in average cost of deposits, offset partially by a 127 basis point increase in loan yields.
Non-interest Income
Non-interest income for the first quarter of 2023 was $5.8 million, a decrease of 11.3%, from $6.6 million in the fourth quarter of 2022. This was primarily due to an $0.8 million decrease in Risk management and insurance fees, which tend to be seasonally higher in the fourth quarter.
Relative to the first quarter of 2022, non-interest income decreased 30.6% from $8.4 million. The decrease was primarily due to lower mortgage segment activity as higher interest rates drove declines in both refinance and purchase volume, losses on loans accounted for under the fair value option and lower Trust and investment management fees derived from reduced assets under management (“AUM”) balances, which were negatively impacted by lower equity and fixed income market valuations.
Non-interest Expense
Non-interest expense for the first quarter of 2023 was $20.5 million, an increase of 3.1%, from $19.9 million in the fourth quarter of 2022. The increase was primarily driven by higher wages and payroll taxes (due to seasonality), partially offset by the impact of reduction in headcount of 22 from Q4-22 to Q1-23. Non-interest expense for the three months ended March 31, 2023 included $0.1 million of severance charges related to staffing alignment.
Relative to the first quarter of 2022, non-interest expense increased 6.0% from $19.4 million. The increase was primarily due to an increase in Salaries and employee benefits, driven by higher wages, higher health insurance costs, and lower deferred compensation due to fewer loan originations. Additionally, FDIC insurance increased due to the FDIC's two basis point uniform increase in assessment rates and the Company's increase in total assets year over year.
The Company’s efficiency ratio(1) was 78.3% in the first quarter of 2023, compared with 67.7% in the fourth quarter of 2022 and 69.7% in the first quarter of 2022.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded income tax expense of $1.3 million for the first quarter of 2023, representing an effective tax rate of 26.0%, compared to 25.1% for the fourth quarter of 2022.

Loans
Total loans held for investment remained flat at $2.48 billion as of March 31, 2023, compared to total loans held for investment as of December 31, 2022. Portfolio growth during the quarter was offset by the transfer and sale of $39.0 million of non-relationship loans. Relative to the first quarter of 2022, total loans held for investment increased 28.2% from $1.93 billion as of March 31, 2022. The increase in total loans held for investment from March 31, 2022 was attributable to loan growth primarily in our commercial real estate and residential mortgage portfolios.
Deposits
Total deposits were $2.39 billion as of March 31, 2023, a decrease of 0.6% from $2.41 billion as of December 31, 2022. Total deposits declined $71.1 million in January primarily due to client liquidity events, followed by net deposit inflows of $28.6 million in February and $29.3 million in March. Relative to the first quarter of 2022, total deposits increased 5.3% from $2.27 billion as of March 31, 2022, driven primarily by organic growth through new and expanded client relationships.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $261.4 million as of March 31, 2023, an increase of $114.5 million from $146.9 million as of December 31, 2022, and an increase of $233.8 million from $27.6 million as of March 31, 2022. The increase in borrowings from December 31, 2022 was driven by a desire to have increased cash levels on our balance sheet through the end of the quarter as the financial industry was experiencing heightened deposit balance volatility. The Company's deposit balances were stable through the end of the quarter and the increased borrowings were reduced subsequent to quarter-end. Relative to the first quarter of 2022, total borrowings increased to support the strong loan growth throughout 2022.
Subordinated notes remained consistent at $52.2 million as of March 31, 2023, compared to $52.1 million as of December 31, 2022. Subordinated notes increased $19.6 million from $32.5 million as of March 31, 2022.
As of March 31, 2023 the Company had $1.5 billion in available liquidity funding sources primarily comprised of total available cash ($295.1 million) and remaining borrowing capacity on secured lines of credit ($717.0 million).
Assets Under Management

AUM increased by $275.1 million during the first quarter to $6.38 billion as of March 31, 2023, compared to $6.11 billion as of December 31, 2022. This increase was attributable to an increase in market values at the end of the first quarter 2023. Total AUM decreased by $817.3 million compared to March 31, 2022 from $7.20 billion, which was primarily attributable to a decline in market values throughout 2022 resulting in a decrease in the value of AUM balances.
Credit Quality
Non-performing assets totaled $12.5 million, or 0.42% of total assets, as of March 31, 2023, compared to $12.3 million, or 0.43% of total assets, as of December 31, 2022, and $4.3 million, or 0.17% of total assets, as of March 31, 2022. Relative to the first quarter of 2022, the increase in non-performing assets was driven by the addition of $8.9 million in problem loans at the end of the fourth quarter of 2022.
The Company adopted the new current expected credit losses ("CECL") standard effective January 1, 2023, in which the allowance for credit losses ("ACL") reflects expected credit losses over the life of financial assets measured at amortized cost. The ACL incorporates macroeconomic forecasts as well as historical loss rates. The Company's ACL/Total Loans upon adoption was 84 basis points with an additional 47 basis point coverage on off-balance sheet commitments. The Company recorded a decrease to retained earnings of $5.3 million, net of tax, for the cumulative effect of adopting ASC 326 on January 1, 2023. The total transition adjustment prior to the tax impact included $3.5 million related to allowance for credit losses on loans, $3.5 million related to off-balance sheet commitments, and $0.1 related to held-to-maturity securities.
During the first quarter of 2023, the Company recorded a $0.3 million release to its provision, compared to a provision expense of $1.2 million in the fourth quarter of 2022 and a $0.2 million provision expense in the first quarter of 2022. The provision released in the first quarter of 2023 was primarily driven by changes in the volume and composition of our loan portfolio which drove a lower provision requirement on total outstanding loans. This was partially offset by an increased provision on off-balance sheet commitments corresponding with their increased balances compared to the fourth quarter of 2022.
Capital
As of March 31, 2023, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of March 31, 2023, the Bank was classified as “well capitalized,” as summarized in the following table:

March 31,
2023
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.28%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.28
Total capital to risk-weighted assets	12.39
Tier 1 capital to average assets	7.75

Bank Capital
Tier 1 capital to risk-weighted assets	10.29
CET1 to risk-weighted assets	10.29
Total capital to risk-weighted assets	11.12
Tier 1 capital to average assets	8.59
Book value per common share decreased 0.6% from $25.37 as of December 31, 2022 to $25.22 as of March 31, 2023, which included a $0.56 decrease as a result of the adoption of CECL on January 1, 2023, offset primarily by Net income which added a $0.40 increase. Book value per common share was up 6.5% from $23.68 as of March 31, 2022.
Tangible book value per common share (1) decreased 0.6% from $21.99 as of December 31, 2022 to $21.85 as of March 31, 2023, which included a $0.56 decrease as a result of the adoption of CECL on January 1, 2023, offset primarily by Net income which added a $0.40 increase. Tangible book value per common share was up 7.9% from $20.25 as of March 31, 2022.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, April 28, 2023. Telephone access: https://register.vevent.com/register/BId5f13166e1304aaf9e92b70d6762b2ae
A slide presentation relating to the first quarter 2023 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.
Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance for Credit Losses to Adjusted Loans,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Basic Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the lack of soundness of other financial institutions or financial market utilities may adversely affect the Company; the Company’s ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions; financial institutions are interrelated because of trading, clearing, counterparty or other relationships; defaults by, or even rumors or questions about, one or more financial institutions or financial market utilities, or the financial services industry generally, may lead to market-wide liquidity problems and losses of client, creditor and counterparty confidence and could lead to losses or defaults by other financial institutions, or the Company; the COVID-19 pandemic and its effects; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2023 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2023	2022	2022
Interest and dividend income:
Loans, including fees	$32,080	$30,203	$19,287
Loans accounted for under the fair value option	427	488	—
Investment securities	629	645	337
Interest-bearing deposits in other financial institutions	1,403	931	232
Dividends, restricted stock	173	238	20
Total interest and dividend income	34,712	32,505	19,876

Interest expense:
Deposits	13,092	8,260	943
Other borrowed funds	2,060	2,403	438
Total interest expense	15,152	10,663	1,381
Net interest income	19,560	21,842	18,495
Less: (release) provision for credit losses(1)	(310)	1,197	210
Net interest income, after (release) provision for credit losses(1)	19,870	20,645	18,285

Non-interest income:
Trust and investment management fees	4,635	4,358	5,166
Net gain on mortgage loans	1,019	775	2,303
Net loss on loans held for sale	(178)	(12)	—
Bank fees	592	812	671
Risk management and insurance fees	127	924	109
Income on company-owned life insurance	90	88	86
Net (loss)/gain on loans accounted for under the fair value option	(543)	(602)	—
Unrealized gain/(loss) recognized on equity securities	10	—	(32)
Net gain/(loss) on equity interests	—	—	1
Other	67	218	85
Total non-interest income	5,819	6,561	8,389
Total income before non-interest expense	25,689	27,206	26,674

Non-interest expense:
Salaries and employee benefits	13,098	11,679	12,058
Occupancy and equipment	1,914	1,910	1,882
Professional services	1,923	2,027	1,526
Technology and information systems	832	1,168	1,046
Data processing	1,139	1,223	1,187
Marketing	391	500	557
Amortization of other intangible assets	64	77	77
Net (gain)/loss on assets held for sale	—	—	(1)
Net (gain)/loss on sale of other real estate owned	—	(3)	—
Other	1,167	1,324	1,026
Total non-interest expense	20,528	19,905	19,358
Income before income taxes	5,161	7,301	7,316
Income tax expense	1,341	1,830	1,792
Net income available to common shareholders	$3,820	$5,471	$5,524
Earnings per common share:
Basic	$0.40	$0.58	$0.59
Diluted	0.39	0.56	0.57
(1) Provision for credit loss amounts for periods prior to the ASC 326 adoption date of January 1, 2023 are reported in accordance with previously applicable GAAP.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$6,920	$4,926	$5,961
Federal funds sold	—	—	1,273
Interest-bearing deposits in other financial institutions	288,147	191,586	446,865
Total cash and cash equivalents	295,067	196,512	454,099

Available-for-sale securities, at fair value	—	—	58,727
Held-to-maturity securities, at amortized cost (fair value of $73,570 and $74,718 as of March 31, 2023 and December 31, 2022, respectively), net of ACL	79,565	81,056	—
Correspondent bank stock, at cost	13,222	7,110	1,617
Mortgage loans held for sale, at fair value	9,873	8,839	33,663
Loans held for sale, at fair value	—	1,965	—
Loans (includes $20,807, $23,321, and $6,380 measured at fair value, respectively)	2,469,038	2,469,413	1,923,825
Allowance for credit losses(1)	(19,843)	(17,183)	(13,885)
Loans, net	2,449,195	2,452,230	1,909,940
Premises and equipment, net	25,383	25,118	23,539
Accrued interest receivable	10,976	10,445	6,969
Accounts receivable	4,713	4,873	6,445
Other receivables	2,396	1,973	2,841
Goodwill and other intangible assets, net	32,040	32,104	32,335
Deferred tax assets, net	6,792	6,914	7,540
Company-owned life insurance	16,242	16,152	15,889
Other assets	23,043	21,457	22,940
Assets held for sale	—	—	117
Total assets	$2,968,507	$2,866,748	$2,576,661

Liabilities
Deposits:
Noninterest-bearing	$545,064	$583,092	$654,401
Interest-bearing	1,846,863	1,822,137	1,617,711
Total deposits	2,391,927	2,405,229	2,272,112
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	261,385	146,886	27,576
Subordinated notes	52,167	52,132	32,523
Accrued interest payable	1,786	1,125	312
Other liabilities	21,420	20,512	20,872
Total liabilities	2,728,685	2,625,884	2,353,395

Shareholders’ Equity
Total shareholders’ equity	239,822	240,864	223,266
Total liabilities and shareholders’ equity	$2,968,507	$2,866,748	$2,576,661
(1) Allowance for credit loss amounts for periods prior to the ASC 326 adoption date of January 1, 2023 are reported in accordance with previously applicable GAAP.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Loan Portfolio
Cash, Securities, and Other(1)	$157,308	$165,670	$235,221
Consumer and Other(2)	43,235	49,954	36,590
Construction and Development	283,999	288,497	151,651
1-4 Family Residential	889,782	898,154	602,412
Non-Owner Occupied CRE	536,679	496,776	455,715
Owner Occupied CRE	223,449	216,056	212,401
Commercial and Industrial	340,632	361,028	237,144
Total loans held for investment	2,475,084	2,476,135	1,931,134
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(3)	(6,046)	(6,722)	(7,309)
Gross loans	$2,469,038	$2,469,413	$1,923,825
Mortgage loans held for sale	$9,873	$8,839	$33,663
Loans held for sale	—	1,965	—

Deposit Portfolio
Money market deposit accounts	$1,277,988	$1,336,092	$1,108,315
Time deposits	354,545	224,090	156,678
Negotiable order of withdrawal accounts	192,011	234,778	319,648
Savings accounts	22,319	27,177	33,070
Total interest-bearing deposits	1,846,863	1,822,137	1,617,711
Noninterest-bearing accounts	545,064	583,092	654,401
Total deposits	$2,391,927	$2,405,229	$2,272,112
____________________
(1) Includes PPP loans of $6.1 million as of March 31, 2023, $7.1 million as of December 31, 2022, and $16.7 million as of March 31, 2022.
(2) Includes loans held for investment accounted for under fair value option with an unpaid principal balance of $21.1 million, $23.4 million and $6.4 million as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(3) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$127,608	$103,190	$474,593
Federal funds sold	—	—	1,349
Investment securities	82,106	84,017	55,739
Correspondent bank stock	9,592	11,880	1,663
Loans	2,479,644	2,436,273	1,922,770
Interest-earning assets	2,698,950	2,635,360	2,456,114
Mortgage loans held for sale	7,521	9,065	22,699
Total interest-earning assets, plus mortgage loans held for sale	2,706,471	2,644,425	2,478,813
Allowance for credit losses(1)	(20,325)	(16,724)	(13,715)
Noninterest-earning assets	125,201	125,355	119,987
Total assets	$2,811,347	$2,753,056	$2,585,085

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,805,994	$1,582,587	$1,605,314
FHLB and Federal Reserve borrowings	142,642	212,693	33,104
Subordinated notes	52,135	38,335	32,939
Total interest-bearing liabilities	2,000,771	1,833,615	1,671,357
Noninterest-bearing liabilities:
Noninterest-bearing deposits	545,670	659,076	668,705
Other liabilities	26,206	21,660	23,555
Total noninterest-bearing liabilities	571,876	680,736	692,260
Total shareholders’ equity	238,700	238,705	221,468
Total liabilities and shareholders’ equity	$2,811,347	$2,753,056	$2,585,085

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	4.46%	3.58%	0.20%
Investment securities	3.11	3.05	2.45
Correspondent bank stock	7.31	7.95	4.88
Loans	5.30	5.00	4.03
Mortgage loans held for sale	6.04	6.39	3.41
Total interest-earning assets	5.20	4.90	3.25
Interest-bearing deposits	2.94	2.07	0.24
FHLB and Federal Reserve borrowings	3.89	3.58	0.48
Subordinated notes	5.38	5.03	4.91
Total interest-bearing liabilities	3.07	2.31	0.34
Net interest margin	2.93	3.30	3.03
Net interest rate spread	2.13	2.59	2.92
(1) Allowance for credit loss amounts for periods prior to the ASC 326 adoption date of January 1, 2023 are reported in accordance with previously applicable GAAP.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2023	2022	2022
Asset Quality
Non-performing loans	$12,460	$12,349	$4,309
Non-performing assets	12,460	12,349	4,309
Net charge-offs	5	95	57
Non-performing loans to total loans	0.50%	0.50%	0.22%
Non-performing assets to total assets	0.42	0.43	0.17
Allowance for credit losses to non-performing loans(3)	159.25	139.14	322.23
Allowance for credit losses to total loans(3)	0.80	0.70	0.72
Allowance for credit losses to adjusted loans(1)(3)	0.81	0.78	0.87
Net charge-offs to average loans(2)	*	*	*

Assets Under Management	$6,382,036	$6,106,973	$7,199,328

Market Data
Book value per share at period end	25.22	25.37	23.68
Tangible book value per common share(1)	21.85	21.99	20.25
Weighted average outstanding shares, basic	9,503,715	9,493,732	9,418,318
Weighted average outstanding shares, diluted	9,732,674	9,702,908	9,762,602
Shares outstanding at period end	9,507,564	9,495,440	9,430,007

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.28%	9.28%	11.11%
CET1 to risk-weighted assets	9.28	9.28	11.11
Total capital to risk-weighted assets	12.39	12.37	13.81
Tier 1 capital to average assets	7.75	7.81	7.67

Bank Capital
Tier 1 capital to risk-weighted assets	10.29	10.29	12.01
CET1 to risk-weighted assets	10.29	10.29	12.01
Total capital to risk-weighted assets	11.12	11.06	12.82
Tier 1 capital to average assets	8.59	8.65	8.27
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
(2) Value results in an immaterial amount.
(3) Allowance for credit loss amounts for periods prior to the ASC 326 adoption date of January 1, 2023 are reported in accordance with previously applicable GAAP.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2023	2022	2022
Tangible Common
Total shareholders' equity	$239,822	$240,864	$223,266
Less: goodwill and other intangibles, net	32,040	32,104	32,335
Tangible common equity	$207,782	$208,760	$190,931

Common shares outstanding, end of period	9,507,564	9,495,440	9,430,007
Tangible common book value per share	$21.85	$21.99	$20.25
Net income available to common shareholders	3,820	5,471	5,524
Return on tangible common equity (annualized)	7.35%	10.48%	11.57%

Efficiency
Non-interest expense	$20,528	$19,905	$19,358
Less: amortization	64	77	77
Less: acquisition related expenses	37	195	527
Adjusted non-interest expense	$20,427	$19,633	$18,754

Total income before non-interest expense	$25,689	$27,206	$26,674
Less: unrealized gain/(loss) recognized on equity securities	10	—	(32)
Less: net (loss)/gain on loans accounted for under the fair value option	(543)	(602)	—
Less: net gain/(loss) on equity interests	—	—	1
Less: net (loss)/gain on loans held for sale at fair value(1)	(178)	(12)	—
Plus: (release) provision for credit losses(2)	(310)	1,197	210
Gross revenue	$26,090	$29,017	$26,915
Efficiency ratio	78.29%	67.66%	69.68%

Allowance for Credit Loss to Adjusted Loans
Total loans held for investment	$2,475,084	$2,476,135	$1,931,134
Less: loans acquired(3)	—	234,717	323,563
Less: PPP loans(4)	5,967	6,378	13,109
Less: loans accounted for under fair value	21,052	23,415	6,368
Adjusted loans	$2,448,065	$2,211,625	$1,588,094

Allowance for credit losses(2)	$19,843	$17,183	$13,885
Allowance for credit losses to adjusted loans(2)	0.81%	0.78%	0.87%
___________________
(1) Presented in Other Non-interest income on the Consolidated Financial Summary statements
(2) Provision and allowance for credit loss amounts for periods prior to the ASC 326 adoption date of January 1, 2023 are reported in accordance with previously applicable GAAP.
(3)As of March 31, 2023, acquired loans totaling $233.3 million are included in the ACL calculation and are therefore not removed in calculating adjusted total loans.
(4)As of March 31, 2023, the adjustment for PPP loans includes acquired PPP loans as acquired loans are no longer removed in calculating adjusted total loans.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2023	2022	2022
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$3,820	$5,471	$5,524
Plus: acquisition related expenses	37	195	527
Less: income tax impact	10	49	129
Adjusted net income available to shareholders	$3,847	$5,617	$5,922

Pre-Tax, Pre-Provision Net Income
Income before income taxes	$5,161	$7,301	$7,316
Plus: (release) provision for credit losses	(310)	1,197	210
Pre-tax, pre-provision net income	$4,851	$8,498	$7,526

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.40	$0.58	$0.59
Plus: acquisition related expenses net of income tax impact	*	0.01	0.04
Adjusted basic earnings per share	$0.40	$0.59	$0.63

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.39	$0.56	$0.57
Plus: acquisition related expenses net of income tax impact	*	0.02	0.04
Adjusted diluted earnings per share	$0.39	$0.58	$0.61

Adjusted Return on Average Assets (annualized)
Return on average assets	0.54%	0.79%	0.85%
Plus: acquisition related expenses net of income tax impact	0.01	0.03	0.07
Adjusted return on average assets	0.55%	0.82%	0.92%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	6.40%	9.17%	9.98%
Plus: acquisition related expenses net of income tax impact	0.05	0.24	0.72
Adjusted return on average shareholders' equity	6.45%	9.41%	10.70%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	7.35%	10.48%	11.57%
Plus: acquisition related expenses net of income tax impact	0.06	0.28	0.84
Adjusted return on tangible common equity	7.41%	10.76%	12.41%
* Represents an immaterial impact to adjusted earnings per share.